Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 4, 2015
NW Natural Reports Results for the
Three and Six Months Ended June 30, 2015
___________________________________________________

•	Consolidated net income was $2.2 million for the second quarter of 2015, or $0.08 per share, compared to $1.1 million, or $0.04 per share, in 2014.

•	Customer growth rate was 1.5% at June 30, 2015, with over 10,000 customers added over the last twelve months.

•	Combined Heat and Power (CHP) program filing was submitted to the Public Utility Commission of Oregon (OPUC) under Senate Bill (SB) 844.

•	North Mist gas storage expansion project permitting and land acquisition work continued.

•
Earnings guidance for 2015 remains unchanged and is expected to be in the range of $1.77 to $1.97 per share or $2.10 to $2.30 per share excluding the effects of the first quarter $15.0 million pre-tax environmental charge.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported consolidated net income of $2.2 million for the second quarter of 2015, or $0.08 per share, compared to net income of $1.1 million, or $0.04 per share, for the second quarter of 2014. Consolidated net income was $30.7 million, or $1.12 per share, for the first six months of 2015, compared to net income of $39.0 million, or $1.43 per share, for the same period of 2014. Year-to-date results were impacted by a $15 million regulatory disallowance associated with a February 2015 OPUC Order in the Company's Site Remediation and Recovery Mechanism (SRRM) docket. Excluding the disallowance, net income for the first six months of 2015 increased $0.8 million to $39.8 million or $1.45 per share. The Company's earnings are typically lower during the second and third quarters due to the impact of decreased heating requirements affecting utility results.

"Second quarter results were solid with improved utility margin, continued customer growth, and higher revenues from our gas storage business," said Gregg Kantor, Chief Executive Officer. "In addition, we continued to execute on our long-term growth initiatives with the submission of our first Carbon Solutions Program filing under the SB 844 rules and filing of the permit for the North Mist storage expansion."

"Finally, the Company has made several key changes to its executive management team including promoting David Anderson to President of the Company and hiring Greg Hazelton as our Chief Financial Officer," said Kantor. "Both are strong leaders who will continue the utility's long legacy of service to its customers and shareholders."

Consolidated Results
For the second quarter of 2015, consolidated net income increased $1.1 million compared to the same period last year. The increase was primarily due to the following: a $0.9 million increase in utility margin, a $0.3 million increase in gas storage operating revenues, and a $1.2 million decrease in interest expense, offset by a $0.6 million increase in operations and maintenance expense.

The second quarter results are highlighted on the following table:

	Three Months Ended June 30,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income:
Utility segment	$2,245	$0.08	$2,205	$0.08	40
Gas storage segment	(86)	—	(1,157)	(0.04)	1,071
Other	38	—	23	—	15
Consolidated net income	$2,197	$0.08	$1,071	$0.04	$1,126
Utility margin	$70,715		$69,795		$920
Gas storage operating revenues	5,333		5,038		295

For the first six months of 2015, consolidated net income decreased $8.3 million compared to the same period last year primarily due to a $9.1 million after-tax charge resulting from the disallowance associated with the February 2015 OPUC Order in our SRRM docket. Excluding the charge, consolidated net income increased $0.8 million due to a $1.2 million increase in utility margin, a $4.5 million increase in other income, and a $2.3 million decrease in interest expense. These positive factors were offset by a $2.2 million decrease in gas storage revenues and a $4.3 million increase in operations and maintenance expense primarily at the utility.

The six month results are highlighted on the following table:

	Six Months Ended June 30,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income:
Utility segment	$30,580	$1.12	$38,224	$1.41	$(7,644)
Gas storage segment	28	—	470	0.02	(442)
Other	75	—	261	—	(186)
Consolidated net income	$30,683	$1.12	$38,955	$1.43	$(8,272)
Adjustments:
Regulatory environmental disallowance, net of taxes $5,925(1)	9,075	0.33	—	—	9,075
Adjusted consolidated net income(1)	$39,758	$1.45	$38,955	$1.43	$803
Utility margin	$201,316		$200,089		$1,227
Gas storage operating revenues	10,636		12,873		(2,237)
(1) Regulatory environmental disallowance of $15 million is recorded in utility operations and maintenance expense. Adjusted earnings per share (EPS) and net income are non-GAAP measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.4 million dilutive shares for the first six months of 2015.

Utility Results
For the three months ended June 30, 2015, utility net income was flat at $2.2 million compared to the same period in 2014. Results were driven by a $0.9 million increase in utility margin and a $0.7 million decrease in interest expense, offset by a $1.5 million increase in operations and maintenance expense.

For the six months ended June 30, 2015, utility net income decreased $7.6 million to $30.6 million compared to the same period last year. The primary factor impacting the 2015 results was the $9.1 million after-tax charge for the environmental disallowance, which is reflected in operations and maintenance expense. Excluding the charge, utility net income increased $1.4 million due to higher utility margin and other income and lower interest expense, offset by an increase in operations and maintenance expense.

Customer growth. NW Natural's customer growth rate for the trailing 12-month period ended June 30, 2015 was 1.5%. The Company added over 10,000 customers during the trailing 12-month period and now serves approximately 707,000 customers.

Utility Volumes and Margin. Utility volume and margin highlights include:

	Three Months Ended June 30,		Six Months Ended June 30,		Change		% Change
In thousands	2015	2014	2015	2014	QTD	YTD	QTD	YTD
Gas sales & transportation deliveries	207,886	208,253	537,863	614,470	(367)	(76,607)	(0.2)%	(12.5)%
Utility margin	$70,715	$69,795	$201,316	$200,089	$920	$1,227	1.3%	0.6%

For the quarter, total gas sales and transportation deliveries decreased slightly compared to the same period last year. Utility margin for the quarter increased $0.9 million over last year due to customer growth, added loads under higher commercial rate schedules, rate-base returns on investments, and gains from gas cost incentive sharing.

For the six month period, total gas sales and transportation deliveries decreased 76.6 million therms, or 12.5%, compared to the same period last year due to warmer weather. Average temperatures in the period were 18% warmer than a year ago and 22% warmer than normal. Utility margin for the first six months increased $1.2 million over last year due to customer growth, added loads under higher commercial rate schedules, rate-base returns on investments, and gains from gas cost incentive sharing. These gains were offset by lower customer usage from warmer weather primarily during the first quarter heating season, which impacts utility margins from our Washington customers where we do not have a weather normalization mechanism in place, and from our Oregon customers who opted out of the weather normalization mechanism.

Combined Heat and Power (CHP) Program. In June 2015, NW Natural submitted its first filing related to a CHP program under the SB 844 rules. SB 844 incents gas utilities in Oregon to reduce carbon emissions. The submitted CHP program would pay owners of new commercial- and industrial-scale CHP systems for verified carbon emissions reductions. A final order on this program is expected to be issued within six months of the OPUC receiving the application of the program or at a later time as agreed to by the Company. Additionally, we expect to submit a residential heating conversion program in 2015 to replace fuel oil consumption with cleaner burning natural gas.

Environmental Site Remediation and Recovery Mechanism (SRRM). As a result of the OPUC Order in the SRRM docket, $15 million of the $95 million in total environmental remediation expenses deferred through 2012 were disallowed. The OPUC found the $95 million to be prudent but disallowed this amount from rate recovery based on its determination of how an earnings test should apply to years between 2003 and 2012, with adjustments for factors the OPUC deemed relevant. The Company recognized the $15 million pre-tax disallowance, or $9.1 million after-tax charge, during the first quarter of 2015.

The Company submitted the compliance filing required by the OPUC Order on March 31, 2015, demonstrating the proposed implementation of the Order and SRRM. The Company is engaged in discussions with the parties to resolve issues they have raised regarding the compliance filing and expects resolution of these matters in the second half of 2015. The compliance filing is subject to review and final approval by the OPUC and, as a consequence thereof, additional or different implementation procedures could be required, which may, among other things, result in additional impacts to earnings.

In addition, the Company requested clarification from the OPUC regarding the amount of insurance proceeds to be held in a secured account. In July 2015, the Company entered into an all-party settlement regarding this issue, which is pending OPUC review and approval. Under the proposed settlement, the Company would accrue interest on the portion of insurance proceeds to be used to offset future environmental expenses at an interest rate equal to the five-year treasury rate plus 100 basis points. Currently, these insurance proceeds total approximately $96 million on a pre-tax basis.

Gas Storage Results
For the second quarter of 2015, the gas storage segment net loss decreased $1.1 million to $0.1 million compared to the same period last year. Improved results were mainly driven by a $0.3 million increase in operating revenues from slightly higher contract prices for the 2015-16 gas storage year and a $0.9 million decrease in operating expenses from lower repair and power costs at our Gill Ranch facility.

For the first six months of 2015, gas storage net income decreased $0.4 million to less than $0.1 million compared to the same period last year primarily due to a $2.2 million decrease in operating revenues from lower market pricing for the 2014-15 gas storage year, which ended on March 31, 2015. Over the past few years, market prices for natural gas storage, particularly in California, have been negatively affected by the abundant supply of natural gas, low volatility of natural gas prices, and surplus gas storage capacity. We contracted capacity for the 2014-15 gas storage year with shorter-term contracts at lower market prices than in previous years and re-contracted for the 2015-16 year at slightly higher prices. In addition, operating expenses decreased $1.0 million mainly due to lower repair and power costs at our Gill Ranch facility compared to the prior year.

Consolidated Operations and Maintenance (O&M) Expense
Operations and maintenance highlights include:

	Three Months Ended June 30,		Six Months Ended June 30,		Change
In thousands	2015	2014	2015	2014	QTD	YTD
Operations and maintenance	$35,311	$34,731	$89,427	$70,117	$580	$19,310
Environmental disallowance	—	—	15,000	—	—	15,000
Adjusted operations and maintenance (non-GAAP)	$35,311	$34,731	$74,427	$70,117	$580	$4,310

For the second quarter of 2015, operations and maintenance expense increased $0.6 million compared to the same period last year due to a $2.2 million increase in compensation and benefit expense including pension and employee incentive costs, as well as higher wage rates under the new union labor contract, which became effective June 1, 2014. These items were offset by a $1.3 million decrease in repair and power costs at our Gill Ranch gas storage facility and a $0.3 million decrease in non-payroll costs primarily associated with contract work and professional services.

For the first six months of 2015, operations and maintenance expense increased $19.3 million compared to the same period last year mainly due to the effect of a $15 million pre-tax charge for the environmental disallowance; the Company also expensed an additional $1 million related to the Order. Other contributing factors were a $4.0 million increase in compensation and benefit expense including health care, pension, and employee incentive costs, as well as higher wage rates under the new union labor contract, and a $1.1 million increase in non-payroll costs primarily associated with ongoing growth initiatives and facilities costs. These increases were offset by a $1.8 million decrease in repair and power costs at our Gill Ranch gas storage facility.

Other Income and Expense, Net
Other income and expense, net highlights include:

	Three Months Ended June 30,		Six Months Ended June 30,		Change
In thousands	2015	2014	2015	2014	QTD	YTD
Other income and expense, net	$1,135	$262	$6,184	$1,645	$873	$4,539

Other income for the second quarter of 2015 increased $0.9 million compared to the same period last year reflecting a decrease in regulatory interest expense due to the application of insurance proceeds under the SRRM.

Other income for the first six months of 2015 increased $4.5 million compared to the same period last year reflecting the recognition of net $5.3 million related to the equity component in interest income from our deferred environmental expenses. We realized the equity component of interest on these deferred regulatory asset balances as a result of the OPUC SRRM Order in February 2015. Offsetting the $5.3 million was a $0.8 million increase in interest expense primarily related to the receipt of insurance proceeds in the first quarter of 2014.

Cash Flows
Cash provided by operations for the first six months of 2015 was $167 million, compared to $233 million for the same period in 2014. The decrease is primarily due to receiving $91 million of environmental insurance recoveries in 2014, which did not recur in 2015, and other working capital changes.

Earnings Guidance for 2015
The Company reaffirmed earnings guidance for 2015 in the range of $1.77 to $1.97 per share. As adjusted, our earnings guidance is $2.10 to $2.30 per share for 2015 excluding the effects of the $15.0 million pre-tax charge, which is equivalent to $0.33 per share after-tax1, for the regulatory disallowance associated with the OPUC order on the recovery of past environmental cost deferrals. The Company’s 2015 earnings guidance assumes continued customer growth from our utility segment, average weather conditions for the remainder of the year, slow recovery of the gas storage market, and no other significant changes in prevailing legislative and regulatory policies or outcomes.

1Impact on earnings per share assumes average shares outstanding of 27.4 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.5 cents a share on the Company’s common stock. The dividends will be payable on Aug. 14, 2015 to shareholders of record on July 31, 2015. Currently, the Company’s indicated annual dividend rate is $1.86 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory disallowance related to the OPUC's 2015 environmental order, which are non-GAAP financial measures. We present net income, EPS, and operations and maintenance expense excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. We use such non-GAAP measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on August 4, 2015 to review the Company's financial and operating results for three and six months ended June 30, 2015.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10067641). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, environmental cost recoveries, allocation of environmental insurance settlement proceeds, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, business development and energy efficiency programs including programs under SB 844, financial positions, capital expenditures, gas reserves and investments and regulatory recoveries related thereto, free cash flow levels, revenues and earnings and timing thereof, dividends, effects of regulatory disallowance, performance, outcomes, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects and implementation of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 707,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.9 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Nikki Sparley	Melissa Moore
Phone: 503-721-2530	Phone: 503-220-2436
Email: n1s@nwnatural.com	Email: msm@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended June 30,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$12,914	$13,266	$(352)	(3)%
Net Income	2,197	1,071	1,126	105

Diluted average shares of common stock outstanding	27,388	27,182	206	1
Diluted earnings per share of common stock	0.08	0.04	0.04	100

	Six Months Ended June 30,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$65,915	$88,294	$(22,379)	(25)%
Net income	30,683	38,955	(8,272)	(21)

Diluted average shares of common stock outstanding	27,378	27,158	220	1
Diluted earnings per share of common stock	1.12	1.43	(0.31)	(22)

	Twelve Months Ended June 30,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$120,586	$143,751	$(23,165)	(16)%
Net income	50,420	59,728	(9,308)	(16)

Diluted average shares of common stock outstanding	27,319	27,096	223	1
Diluted earnings per share of common stock	1.85	2.20	(0.35)	(16)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$4,466	$17,240
Accounts receivable	32,041	38,621
Accrued unbilled revenue	12,760	14,592
Allowance for uncollectible accounts	(723)	(1,404)
Regulatory assets	63,016	38,265
Derivative instruments	1,023	11,191
Inventories	76,511	60,808
Gas reserves	18,214	20,373
Income taxes receivable	—	—
Deferred tax assets	12,693	4,915
Other current taxes	15,348	14,518
Total current assets	235,349	219,119
Non-current assets:
Property, plant, and equipment	3,042,671	2,965,226
Less: Accumulated depreciation	893,722	879,296
Total property, plant, and equipment, net	2,148,949	2,085,930
Gas reserves	121,355	130,280
Regulatory assets	342,806	267,248
Derivative instruments	1,369	1,202
Other investments	68,147	67,689
Restricted cash	4,500	3,000
Other non-current assets	9,404	12,646
Total non-current assets	2,696,530	2,567,995
Total assets	$2,931,879	$2,787,114
Liabilities and equity:
Current liabilities:
Short-term debt	$190,300	$74,200
Current maturities of long-term debt	—	100,000
Accounts payable	49,505	68,973
Taxes accrued	8,782	15,769
Interest accrued	5,922	7,053
Regulatory liabilities	26,712	26,742
Derivative instruments	15,017	1,490
Other current liabilities	31,332	34,507
Total current liabilities	327,570	328,734
Long-term debt	621,700	621,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	524,099	489,892
Regulatory liabilities	328,646	309,327
Pension and other postretirement benefit liabilities	233,554	145,861
Derivative instruments	1,077	191
Other non-current liabilities	118,269	120,423
Total deferred credits and other non-current liabilities	1,205,645	1,065,694
Equity:
Common stock	378,887	369,315
Retained earnings	407,490	407,698
Accumulated other comprehensive loss	(9,413)	(6,027)
Total equity	776,964	770,986
Total liabilities and equity	$2,931,879	$2,787,114

NORTHWEST NATURAL GAS COMPANY	Six Months Ended
Consolidated Statements of Cash Flows (Unaudited)	June 30,
In thousands	2015	2014
Operating activities:
Net income	$30,683	$38,955
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	40,341	39,298
Regulatory amortization of gas reserves	10,023	8,680
Deferred tax liabilities, net	6,886	989
Non-cash expenses related to qualified defined benefit pension plans	3,032	2,540
Contributions to qualified defined benefit pension plans	(5,810)	(6,000)
Deferred environmental (expenditures), net of recoveries	(5,659)	92,104
Non-cash regulatory disallowance of prior environmental cost deferrals	15,000	—
Non-cash interest income on deferred environmental expenses	(5,322)	—
Other	418	1,010
Changes in assets and liabilities:
Receivables	85,121	89,951
Inventories	1,321	(139)
Taxes accrued	(249)	8,447
Accounts payable	(37,532)	(24,472)
Interest accrued	(157)	(50)
Deferred gas costs	21,718	(18,812)
Other, net	7,670	744
Cash provided by operating activities	167,484	233,245
Investing activities:
Capital expenditures	(58,072)	(52,489)
Utility gas reserves	(1,945)	(18,632)
Restricted cash	(1,500)	1,000
Other	201	(1,043)
Cash used in investing activities	(61,316)	(71,164)
Financing activities:
Common stock issued, net	812	3,733
Long-term debt retired	(40,000)	(20,000)
Change in short-term debt	(44,400)	(114,000)
Cash dividend payments on common stock	(25,398)	(24,938)
Other	(2,250)	893
Cash used in financing activities	(111,236)	(154,312)
(Decrease) increase in cash and cash equivalents	(5,068)	7,769
Cash and cash equivalents, beginning of period	9,534	9,471
Cash and cash equivalents, end of period	$4,466	$17,240

Supplemental disclosure of cash flow information:
Interest paid	$19,615	$23,270
Income taxes paid (net of refunds)	4,625	14,945

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Second Quarter - 2015

	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2015	2014	Change	2015	2014	Change	2015	2014	Change
Operating revenues	$138,280	$133,169	4%	$399,945	$426,555	(6)%	$727,427	$775,498	(6)%

Operating expenses:
Cost of gas	62,176	58,280	7	187,881	213,481	(12)	339,890	385,278	(12)
Operations and maintenance	35,311	34,731	2	89,427	70,117	28	156,292	139,756	12
General taxes	7,649	7,183	6	16,381	15,365	7	30,423	29,247	4
Depreciation and amortization	20,230	19,709	3	40,341	39,298	3	80,236	77,466	4
Total operating expenses	125,366	119,903	5	334,030	338,261	(1)	606,841	631,747	(4)
Income from operations	12,914	13,266	(3)	65,915	88,294	(25)	120,586	143,751	(16)
Other income and expense, net	1,135	262	333	6,184	1,645	276	6,472	4,344	49
Interest expense, net	10,438	11,677	(11)	20,919	23,219	(10)	42,263	46,195	(9)
Income before income taxes	3,611	1,851	95	51,180	66,720	(23)	84,795	101,900	(17)
Income tax expense	1,414	780	81	20,497	27,765	(26)	34,375	42,172	(18)
Net income	$2,197	$1,071	105	$30,683	$38,955	(21)	$50,420	$59,728	(16)

Common shares outstanding:
Average diluted for period	27,388	27,182		27,378	27,158		27,319	27,096
End of period	27,363	27,147		27,363	27,147		27,363	27,147

Per share information:
Diluted earnings per share	$0.08	$0.04		1.12	1.43		$1.85	$2.20
Dividends declared per share of common stock	0.465	0.460		0.930	0.920		1.86	1.84
Book value per share, end of period	28.39	28.40		28.39	28.40		28.39	28.40
Market closing price, end of period	42.18	47.15		42.18	47.15		42.18	47.15

Capital Structure, end of period:
Common stock equity	48.9%	49.2%		48.9%	49.2%		48.9%	49.2%
Long-term debt	39.1	39.7		39.1	39.7		39.1	39.7
Short-term debt (including amounts due in one year)	12.0	11.1		12.0	11.1		12.0	11.1
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility operating statistics:
Customers, end of period	707,539	697,422	1.5%	707,539	697,422	1.5%	707,539	697,422	1.5%
Utility volumes (therms):
Residential and commercial sales	97,066	96,533		303,883	370,689		554,097	670,618
Industrial sales and transportation	110,820	111,720		233,980	243,781		462,286	477,996
Total utility volumes sold and delivered	207,886	208,253		537,863	614,470		1,016,383	1,148,614
Utility operating revenues:
Residential and commercial sales	$117,919	$113,186		$358,831	$383,188		$648,083	$689,917
Industrial sales and transportation	17,138	16,855		37,664	38,367		73,289	72,499
Other revenues	1,131	1,166		2,537	2,643		3,877	3,926
Less: Revenue taxes	3,297	3,132		9,835	10,628		18,044	19,192
Total utility operating revenues	132,891	128,075		389,197	413,570		707,205	747,150
Less: Cost of gas	62,176	58,280		187,881	213,481		339,890	385,278
Utility margin	$70,715	$69,795		$201,316	$200,089		$367,315	$361,872
Degree days:
Average (25-year average)	691	691		2,546	2,546		4,240	4,240
Actual	512	530	(3)%	1,993	2,420	(18)%	3,365	4,304	(22)%
Percent colder (warmer) than average weather	(26)%	(23)%		(22)%	(5)%		(21)%	2%